Exhibit 4.1

SECURED TERM LOAN NOTE

$10,000,000	October 17, 2007
Minneapolis, Minnesota

FOR VALUE RECEIVED, the undersigned, ADVANCED BIOENERGY, LLC, a Delaware limited liability company (as more fully defined below, “Borrower”), hereby unconditionally promises to pay to the order of PJC CAPITAL LLC, a Delaware limited liability company (including its successors, assigns, pledgees, transferees and participants, collectively, “Lender”), on or before the Maturity Date on the dates, in the manner and otherwise in accordance with the terms and conditions of this Note the principal sum of TEN MILLION DOLLARS ($10,000,000), on the terms and conditions set forth herein, together with all accrued but unpaid interest thereon computed as set forth below and all unpaid fees, expenses, indemnities and other advances connected herewith. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in Section 13.

1.                                       Accrual and Imposition of Interest. All amounts outstanding hereunder shall bear interest (computed daily until paid, both prior to and after the Maturity Date and prior to and after any bankruptcy or insolvency of Borrower) at a per annum rate equal to 13.0% from the date hereof until July 15, 2008 and 15.0% thereafter. Upon the occurrence and during the continuation of any Event of Default hereunder, to the maximum extent not prohibited by applicable law, Lender (at Lender’s election) may increase the interest rate hereunder by 3.0% per annum in excess of the rate then otherwise applicable hereunder (provided that, if the relevant default relates to the insolvency or bankruptcy of Borrower, then such rate increase (to the maximum extent not prohibited by applicable law) will occur automatically without any action by Lender). Interest hereunder will be calculated, accrued, imposed and payable on the basis of a 360-day year for the actual number of days elapsed. Unless prohibited by applicable law, interest hereunder will be compounded (and added to the outstanding balance hereunder) quarterly, on the last calendar day of each calendar quarter.

2.                                       Payments at Maturity. Borrower shall pay Lender the entire outstanding balance hereunder together with all accrued but unpaid interest hereunder and all fees, expenses, indemnities and other advances in connection herewith or any other Loan Document on the date of the earlier to occur of the following (the “Maturity Date”):  (a) October 16, 2008, and (b) the occurrence of a Change of Control and (c) the date of acceleration of the maturity of the Obligations pursuant to Section 14 (whether automatically or at Lender’s election after notice to Borrower) following the occurrence of an Event of Default.

3.                                       Voluntary Prepayments. At any time, upon advance written notice to Lender of at least 3 Business Days, Borrower may prepay outstanding balances hereunder in whole or in part without penalty or premium. Any voluntary partial prepayment must be in an amount of not less than $500,000 (or such lesser amount equal to the then outstanding principal balance of this Note) or in multiples of $100,000 in excess thereof. Amounts prepaid pursuant to this Section 3 shall be applied to the Obligations in accordance with Section 7.

4.                                       Mandatory Prepayments. If Borrower or ABE Fairmont (a) sells, leases, licenses pursuant to an exclusive license, transfers or otherwise disposes of any assets (other than (i) inventory sold in the ordinary course of business and (ii) other dispositions of assets not exceeding an aggregate fair market value of $1,000,000 during any 12 consecutive calendar month period), (b) issues any Equity Interests (other than “Excluded Units”, as such term is defined in the Warrant as in effect on the date hereof)

or (c) issues any debt securities or notes (other than Indebtedness permitted hereunder), Borrower shall (except for Net Cash Proceeds of dispositions of assets of ABE Fairmont that are required to be applied pursuant to the applicable mandatory prepayment provisions relating to dispositions of assets of ABE Fairmont either under the CoBank Loan Documents or the Wells Fargo Loan Documents, in each case as in effect on the date funds are first advanced under this Note) immediately prepay the outstanding Obligations under this Note without penalty or premium in an amount equal to 100% of the resulting Net Cash Proceeds from such sale or other disposition of assets or such issuance of equity or debt securities, as the case may be. Net Cash Proceeds prepaid pursuant to this Section 4 shall be applied to the Obligations in accordance with Section 7.

5.                                       Funding Advances. At the written request and expense of Borrower, Lender will wire transfer all or any portion of the advances hereunder in accordance with written instructions therefor. By executing this Note, Borrower hereby requests Lender to make and fund the initial advances in accordance with the funding instructions that have been provided to Lender in writing.

6.                                       Mechanics of Payment. All payments and other amounts due hereunder must be received by Lender by wire transfer in immediately available funds in Dollars (and without any deduction, offset, netting, counterclaim or reservation of rights) on or before 2:00 p.m. Central Time on the due date therefor at the principal office of Lender located at 800 Nicollet Mall, Minneapolis, MN  55402, Attention Tim Carter or Greg Meyer, or at such other location as Lender at any time or from time to time may designate to Borrower in writing. Any funds received by Lender after 2:00 p.m. Central Time on any day will be deemed to be received on the next succeeding Business Day. Whenever any payment to be made hereunder is due on a day that is not a Business Day, then such payment may be made on the next succeeding Business Day, and such extension of time will be included in the computation of interest due hereunder.

7.                                       Application of Payments. All payments and other funds received by Lender hereunder will be applied in the following order:  (a) to the payment of any fees and charges due under the Loan Documents, then (b) to any obligations for the payment of expenses, costs and indemnities due under the Loan Documents, then (c) to the payment of interest due and owing hereunder, then (d) to the principal indebtedness due hereunder, then (e) to any other interest accrued hereunder, then (f) to any other indebtedness of Borrower to Lender under the Loan Documents.

8.                                       Capital Adequacy, Taxes and Other Adjustments. If Lender determines that (a) the adoption, implementation or interpretation after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline, directive, policy or order regarding capital adequacy, reserve requirements, taxes or similar requirements, or (b) the compliance by Lender or any entity controlling or funding the operations of Lender with any request or directive regarding capital adequacy, reserve requirements, taxes or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank, governmental agency, controlling entity, funding source or body, in either instance, would have the effect of increasing the amount of capital, reserves, taxes, funding costs or other funds required to be maintained or paid by Lender and thereby have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder, then Borrower must pay to Lender additional amounts sufficient to compensate Lender for such reduction. Lender will notify Borrower of any such determination and payment amount within a reasonable period of time thereafter, and (upon written request) Lender will furnish a statement setting forth the basis and the method for determining the amount of such payment. Any such determination or calculation by Lender will be conclusive absent manifest error.

9.                                       Miscellaneous Additional Payment Terms, Including Ability to Re-Borrow. Principal amounts repaid or prepaid hereunder will not be available for re-borrowing under the terms hereof. To the extent Lender notes the date or amount of any payment hereunder on a schedule annexed hereto, then such notations shall constitute prima facie evidence of the information noted on such schedule, but the failure of Lender to make any such notation will not limit or otherwise affect the obligations or liabilities of Borrower hereunder.

10.                                 Usury Savings Provision. Notwithstanding any provision of any Loan Document, Borrower shall not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law. If interest or any fee or charge payable on any date would be in a prohibited amount, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited, and any interest, fee or charge for subsequent periods (to the extent not prohibited by applicable law) will be increased accordingly until Lender receives payment of the full amount of each such reduction. To the extent that any prohibited amount is actually received by Lender, then such amount will be automatically deemed to constitute a repayment of principal indebtedness hereunder.

11.                                 Affirmative and Negative Covenants. Borrower hereby covenants and agrees that, until this Note has been Paid in Full, Borrower will comply with the following covenants:

(a)                                  Delivery of Periodic Financial Information. Within 30 calendar days after the end of each month (including the last month of each fiscal quarter and of each fiscal year), Borrower shall deliver to Lender a set of consolidated financial statements for such immediately preceding month (in form and substance reasonably acceptable to Lender) including a balance sheet, income statement and statement of cash flows for Borrower and its Subsidiaries (with appropriate exhibits and schedules). Together with the monthly financial statements, Lender must also receive a certificate executed by the chief financial officer of Borrower as is acceptable to Lender (1) stating that the financial statements have been prepared in accordance with GAAP (except for the absence of footnotes and for customary, nonmaterial year-end adjustments) and fairly present the consolidated financial condition of Borrower and its Subsidiaries as of the date thereof and for the periods covered thereby and (2) certifying that as of the date of such certificate there is not any existing Default or Event of Default.

(b)                                 Delivery of Financial Statements. Within 90 calendar days after each fiscal year, Borrower shall deliver to Lender a complete set of annual consolidated and consolidating financial statements for Borrower and its Subsidiaries (with accompanying notes), in reasonable detail and in comparative form. Such financial statements (1) must be prepared in accordance with GAAP consistently applied, and (2) must be audited by McGladrey & Pullen, LLP or another independent certified public accounting firm satisfactory to Lender. Together with the annual financial statements, Lender must also receive all related management letters, if any, prepared by such accountants, and such financial statements shall be accompanied by a report of such accountants, which report shall be without limitation as to the scope of the audit and shall state that such financial statements present fairly, in all material respects, the financial position of Borrower and its Subsidiaries in conformity with GAAP as of the date thereof and for the periods covered thereby.

(c)                                  Other Information; Access. From time to time, Borrower shall provide Lender with any other information (financial or otherwise) about Borrower or any of its Subsidiaries reasonably requested by Lender. From time to time (upon request by Lender), Borrower shall provide Lender and its agents with reasonable access to the management personnel, books and records, property and operations (including its financial records) of Borrower and its Subsidiaries, whether such property, books and records are in the possession of Borrower or are in the possession of a third party.

(d)                                 Compliance with Laws; Existence and Good Standing. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders (federal, state, local and otherwise) that are applicable to Borrower, or any Subsidiary of Borrower, including all applicable Environmental Control Statutes and ERISA. Borrower shall, and shall cause each of Subsidiaries to, preserve and maintain (1) such Person’s existence as an organization in good standing under the applicable laws of such Person’s jurisdiction of organization, and (2) such Person’s qualification in good standing to conduct business in all jurisdictions where it conducts business and as to which the failure to be in good standing could reasonably be expected to have a Material Adverse Effect, and (3) the validity of all such Person’s authorizations and licenses required or otherwise appropriate in the conduct of such Person’s businesses and as to which the failure to have such valid authorization or license could reasonably be expected to have a Material Adverse Effect.

(e)                                  Books and Records; Maintenance of Properties. Borrower shall, and shall cause each of Subsidiaries to, keep and maintain accurate books and records of account in accordance with GAAP. Borrower shall, and shall cause each of Subsidiaries to, keep, maintain and preserve all of its material assets in good order and repair (ordinary wear and tear excepted) and fully insured by reputable and financially sound insurance companies with coverages that are customary for Borrower’s or such Subsidiary’s industry (and reasonably acceptable to Lender).

(f)                                    Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any transaction (including employment, management and/or other compensation arrangements) with any Person who is an Affiliate of Borrower or any of its Subsidiaries other than (a) reasonable and customary compensation arrangements in the ordinary course of business with its officers and directors, to the extent permitted hereunder and (b) transactions on a basis no more favorable to such Affiliate then would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or any of its Subsidiaries and disclosed to Lender in writing prior to entering into any such transaction.

(g)                                 Indebtedness and Guaranties. Borrower shall not, and shall not permit ABE Fairmont to, (1) create, incur, assume or permit to exist any additional Indebtedness or liabilities or (2) guarantee, assume or otherwise be or agree to become directly or indirectly liable in any way for any additional indebtedness or liability of any other Person, except (i) Indebtedness and guarantees in favor of Lender; (ii) trade debt and customary operating expenses incurred and paid by such Person in the normal and ordinary course of business; (iii) Indebtedness incurred to purchase fixed or capital assets and Capital Leases, consistent with the restrictions and conditions in Section 11(h)(2), provided that the aggregate amount of such Indebtedness outstanding under this clause (iii) at any time may not exceed $3,000,000; (iv) Indebtedness under the CoBank Loan Documents in an amount not to exceed $103,000,000 in the aggregate outstanding at any time; (v) the Indebtedness listed on Schedule 11(g) attached to this Note; (vi) Indebtedness under the Wells Fargo Documents in an amount not to exceed $7,000,000 in the aggregate outstanding at any time; (vii) Indebtedness under the ECM Loan Documents in an amount not to exceed $25,929,436; (viii) extensions, refinancings and renewals of any of the Indebtedness permitted by the foregoing clauses, provided that the principal amount of such Indebtedness shall not be increased or the terms of such Indebtedness modified to impose more burdensome terms upon Borrower or any of its Subsidiaries; (ix) other unsecured Indebtedness of Borrower in an amount not to exceed $3,000,000 in the aggregate outstanding at any time; and (x) other unsecured Indebtedness of ABE Fairmont in an amount not to exceed $5,000,000 in the aggregate outstanding at any time.

(h)                                 Liens. Borrower shall not, and shall not permit ABE Fairmont to, create, permit or suffer the creation or existence of any Liens on any of its property or assets (real or personal, tangible or intangible), except (1) Liens in favor of Lender; (2) Liens arising in favor of sellers, lessors or other financial institutions for indebtedness and obligations incurred to purchase or lease fixed or capital assets as permitted under Section 11(g)(iii), provided that such Liens secure only the indebtedness and obligations created thereunder (but not any related monetary obligations under non-compete and consulting arrangements) and are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (3) Liens for taxes, assessments or other governmental charges (federal, state or local) that are not yet delinquent or that are then being currently contested in good faith by appropriate proceedings diligently prosecuted, provided that (i) adequate reserves therefor in accordance with GAAP have been established, and (ii) such Liens could not reasonably be expected to have or cause a Material Adverse Effect, (4) deposits or pledges made in the ordinary course of business to secure obligations which are not overdue in respect of under workmen’s compensation, unemployment insurance or social security laws or similar legislation; (5) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; (6) statutory or common law liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, and landlords incurred in the ordinary course of business and in existence less than 120 days from the date of creation thereof in respect of obligations not past due or sums being currently contested in good faith by appropriate proceedings diligently prosecuted, provided that (A) adequate reserves therefor in accordance with GAAP must have been established, and (B) such Liens could not reasonably be expected to have or cause a Material Adverse Effect; (7) easements, rights-of-way, restrictions and other similar encumbrances on real property owned or leased by Borrower and encumbrances evidencing the ownership interest or title of any owner or lessor with respect to real property leased by Borrower, provided that such Liens do not in the aggregate materially interfere with the occupation, use or enjoyment by Borrower of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto; (8) Liens securing Indebtedness permitted by Section 11(g)(iv) or Section 11(g)(vi); (9) the Liens listed on Schedule 11(h) attached to this Note; (10) Liens arising from judgments, decrees or attachments that do not constitute an Event of Default; (11) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (12) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (13) Liens in favor of a depository bank or a securities intermediary pursuant to such depository bank’s or securities intermediary’s customary customer account agreement; provided that any such Liens shall at no time secure any indebtedness or obligations other than customary fees and charges payable to such depository bank or securities intermediary; and (14) Liens incurred in connection with the extension, renewal or refinancing of indebtedness secured by Liens permitted under the preceding clauses, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(i)                                     Investments, Acquisitions and Loans. Borrower shall not, and shall not permit ABE Fairmont to, purchase or otherwise acquire (including by way of share exchange) any part or share of the Equity Interests or equity ownership of, or acquire all or substantially all of the assets or any division or similar operating unit of, guaranty any Indebtedness of, or make any loan, advance or extension of credit to, or contribute to the capital of, or make or permit to exist any contribution, investment in or other interest in, any other Person (collectively, “Investments”), except for: (1) government and agency securities backed by the full faith and credit of the U.S. federal government; (2) commercial paper of a U.S. domestic issuer rated at least A-1+ or A-1 by Standard & Poor’s Ratings Group or at least P-1 by Moody’s Investor Services, Inc. and maturing not more than 90 calendar days from the date of acquisition thereof; (3) certificates of deposit (maturing within 12 calendar months after the date of issuance), time deposits, other deposits and bankers’ acceptances issued by or established with U.S. federally insured commercial banks rated as “well capitalized” by their primary federal regulators, and having unimpaired capital and unimpaired surplus (collectively) of at least $250,000,000, and whose commercial paper (or commercial paper that is supported by such bank’s letter of credit or commitment to lend) is rated at least A-1+ or A-1 by Standard & Poor’s Ratings Group or at least P-1 by Moody’s Investor Services, Inc.; (4) loans and advances to employees of Borrower or any of its Subsidiaries in the ordinary course of business not to exceed an aggregate principal amount of $100,000 at any time outstanding; (5) Investments set forth on Schedule 11(i) attached to this Note; (6) Investments in Subsidiaries existing as of the date funds are first advanced under this Note; (7)  Investment by Borrower of the net proceeds of this Note in ABE Fairmont, (8) additional Investments in Subsidiaries in an amount not to exceed $3,000,000 in the aggregate at any time; and (9) repurchases of Equity Interests from former employees or managers of Borrower under the terms of applicable repurchase agreements, including repurchases effected by the cancellation of indebtedness owed to such former employees of Borrower, in an aggregate amount not to exceed $100,000 during the term of this Note, provided that no Event of Default has occurred, is continuing or would exist after giving effect to such repurchases or cancellation of indebtedness.

(j)                                     Transfer of Assets. Borrower shall not, and shall not permit ABE Fairmont to, sell, lease, license pursuant to an exclusive license (whether or not fully paid up front), transfer or otherwise dispose of all or a substantial part of its assets or any asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect. In addition, Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any asset other than (1) pursuant to a transaction with an unrelated third party in the normal and ordinary course of business for value received and otherwise in accordance with the terms hereof that (together with all other transactions during the immediately preceding 12 consecutive calendar months) has a fair market value aggregating less than $1,000,000, provided that no Default or Event of Default is then occurring or would otherwise be caused thereby; (2) with respect to obsolete or replaced equipment no longer useful in the operation of Borrower’s or any Subsidairy’s business, pursuant to a reasonable and customary transaction with an unrelated third party and otherwise in accordance with the terms hereof; or (3) dispositions of inventory, or used, worn-out or surplus property, all in the ordinary course of business. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any sale-lease back transaction with respect to any of their respective assets.

(k)                                  Dividends, Distributions and Redemptions. Except as permitted by Section 11(i)(9), Borrower shall not declare or make (directly or indirectly) any payment or distribution with respect to, or incur any liability for the purchase, acquisition, redemption or retirement of, any of its equity interests (including warrants therefor) or as a dividend, return of capital or other payment or distribution of any kind to any holder of any such equity interest. Notwithstanding the foregoing, so long as no Default or Event of Default then exists under the Loan Documents or would otherwise be caused by the payment of such dividend, Borrower may declare and distribute reasonable and lawful dividends to the holders of its equity securities for the sole purpose of making Tax Distributions to such holders of its Equity Interests.

(l)                                     New Ventures; Mergers. Borrower shall not, and shall not permit ABE Fairmont to, (1) enter into any new business activities or ventures not directly related to its current business; (2) merge or consolidate with or into any other corporation, partnership, limited liability company or other organization; or (3) create or acquire (or cause or permit the creation or acquisition of) any Subsidiary.

(m)                               Modifications to Organizational Documents. Borrower shall not, and shall not permit ABE Fairmont to, (1) amend or otherwise modify any of its Organizational Documents, or (2) change its legal or official name, its operating names or the names under which it executes contracts and conducts business, in each instance, if such amendment or change could reasonably be expected to have or cause an adverse effect (including any adverse affect on the attachment or perfection of any pledge or security interest in favor of Lender).

(n)                                 General Insurance Provisions. Borrower shall, and shall cause ABE Fairmont to, keep all of their respective property and assets fully covered by insurance with reputable and financially sound insurance companies (reasonably acceptable to Lender), and also maintain such protection against such hazards and liability in such amounts and with such deductibles as is customary in the industry of Borrower or ABE Fairmont and appropriate under the relevant circumstances and, on the date that is 5 Business Days from the date hereof, and at all times thereafter, shall name (with appropriate endorsements) Lender as an additional insured with respect to policies of liability insurance. Upon Lender’s request, Borrower from time to time will furnish Lender with proof of such insurance, in form and substance acceptable to Lender, and a copy of the related policy or policies.

(o)                                 Taxes. Borrower shall, and shall cause ABE Fairmont to, pay and discharge all material taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date upon which any penalty for non-payment or late payment is incurred, unless the same are then being contested in good faith by appropriate proceedings diligently prosecuted, adequate reserves therefor have been established in accordance with GAAP, and the consequences of such non-payment could not reasonably be expected to have a Material Adverse Effect.

(p)                                 Management Changes. Borrower shall notify Lender in writing within 20 days after any change (including any dismissal or change in title or status) in the senior management personnel of Borrower or ABE Fairmont.

(q)                                 Litigation and Administrative Proceedings. Borrower shall notify Lender in writing promptly upon the institution or commencement of any litigation, legal or administrative proceeding, any arbitration proceeding, or any labor controversy against or involving Borrower or any of its Subsidiaries (1) with a purported amount in controversy in excess of $250,000 (in excess of the amount of any insurance coverage as to which the applicable insurer has accepted tender) or (2) that could otherwise, if adversely determined, reasonably be expected to have or cause a Material Adverse Effect.

(r)                                    Monitoring Compliance. Borrower shall notify Lender in writing promptly, but in any event within 5 calendar days, after obtaining knowledge of the occurrence or existence of any Default or Event of Default hereunder.

(s)                                  Margin Stock Restrictions; Other Federal Statutes. Borrower shall not, and shall not permit ABE Fairmont to, use any of the proceeds hereunder, directly or indirectly, to purchase or carry, or to reduce or retire any indebtedness that was originally incurred to purchase or carry, any “Margin Stock” or for any other purpose that might constitute the transactions contemplated hereby as a “Purpose Credit” within the meaning of the Board of Governors of the Federal Reserve Systems’ Margin Regulations. Borrower shall not, and shall not permit ABE Fairmont to, engage as its principal business in the extension of credit for purchasing or carrying Margin Stock. Borrower shall not, and shall not permit ABE Fairmont to, cause or permit any Loan Document to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Commission or any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 or the Small Business Investment Act of 1958, each as amended, or any rules or regulations promulgated under any of such statutes.

(t)                                    Further Assurances. From time to time, Borrower shall, and shall cause ABE Fairmont to, execute and deliver (or will cause to be executed and delivered) such supplements, amendments, modifications to and/or replacements of the Loan Documents and such further instruments as may be reasonably required or reasonably requested by Lender to effectuate the intention of the parties to (or to otherwise facilitate the performance of) the Loan Documents.

(u)                                 Costs and Expenses. Borrower shall pay or reimburse Lender for all fees and costs (including all reasonable attorneys’ fees and disbursements) that Lender may pay or incur in connection with (1) the preparation, negotiation and review of the Loan Documents, any waivers, consents and amendments in connection herewith or therewith and all other documentation related hereto or thereto, (2) the initial and continuing perfection or protection of Lender’s interest in any of the Collateral, (3) the collection or enforcement of any of the Loan Documents, (4) the periodic examination of the books, records and operations of Borrower and its Subsidiaries (including with respect to the Collateral), and (5) Lender’s release of its interests in the Collateral in accordance with the terms of the Loan Documents. Borrower shall pay any and all recordation taxes or other fees due upon the filing of the financing statements or documents of similar effect required to be filed under the Loan Documents, and shall provide Lender with a copy of any receipt or other evidence reflecting such payments. All obligations provided for in this Section 11(u) shall survive the termination of this Note and the repayment of the Obligations hereunder.

(v)                                 Closing Conditions. The obligation of Lender to make the advance contemplated to be made under this Note on the date hereof is subject to the satisfaction or waiver, on or before the date hereof, of the following conditions:

(i)                                     Documents. Borrower and ABE Fairmont shall each have executed and/or delivered to Lender each Loan Document to which it is a party, and such other certificates, documents and agreements as Lender may reasonably request.

(ii)                                  Representations and Warranties; No Default. The representations and warranties contained in Section 12 and in the other Loan Documents shall be true on and as of the date hereof, both immediately before and immediately after giving effect to the consummation of the transactions contemplated hereby and there shall exist on such day no Default or Event of Default, both immediately before and immediately after giving effect to the consummation of the transactions contemplated hereby.

(iii)                               Opinion. Lender shall have received from Faegre & Benson, counsel to Borrower and ABE Fairmont, an opinion letter regarding the Loan Documents and the financing transaction contemplated thereby, in form and substance satisfactory to Lender.

(iv)                              Compliance with Laws. The advance of the funds as contemplated by this Note on the terms and conditions herein provided (including the use of the proceeds thereof by Borrower) and the issuance of the Warrant shall not violate any applicable law or governmental regulation and shall not subject Lender or the holder of the Warrant to any tax, penalty or liability under or pursuant to any applicable law or governmental regulation.

(v)                                 Consents. Lender shall be satisfied that any and all material government, contractual and other third-party licenses, approvals and consents necessary to the funding of the advance contemplated by this Note, the issuance of the Warrant and the granting of the security interest to Lender pursuant to the Collateral Security Documents have been obtained.

(vi)                              Warrant. Borrower have issued the Warrant to Lender in form and substance satisfactory to Lender.

(vii)                           Origination Fee. Borrower shall have paid to Lender an origination fee in the amount of $200,000 by wire transfer in immediately available funds, which origination fee shall be non-refundable and fully earned as of the date hereof.

(viii)                        Other Fees and Expenses. Borrower shall have paid all fees required by Section 11(u) then due and owing.

(ix)                                Secretary’s Certificate with Attachments. Borrower shall have, and shall have caused ABE Fairmont to have, delivered to Lender certificates of the Secretary or an Assistant Secretary and one other officer of each of Borrower and ABE Fairmont (with incumbency), certifying the names and true signatures of the officers of such Person authorized to sign the Loan Documents (and the Warrant, with respect to Borrower) to which such Person is a party and the other documents to be delivered hereunder to which such Person is a party, in form and substance satisfactory to Lender, attaching (A) copies of the resolutions of the board of directors or the sole member, as applicable, of each of Borrower and ABE Fairmont, authorizing its execution and delivery of, and the performance of, its respective obligations under the Loan Documents to which such Person is a party (and the Warrant, with respect to Borrower), (B) certified copies of the certificates of formation and operating agreements of each of Borrower and ABE Fairmont; and (C) a good standing certificate for each of Borrower and ABE Fairmont from the Secretary of State of the state of formation of each such Person, each dated as of a recent date.

(x)                                   Officer’s Certificate. Borrower shall have delivered a certificate of an officer of Borrower having primary responsibility for financial matters, in form and substance satisfactory to Lender, certifying as to the amount of outstanding Indebtedness of each of Borrower and ABE Fairmont on an unconsolidated basis as of the date hereof.

(xi)                                Perfection of Security Interest. All actions necessary to perfect (and to maintain perfection of) the Lien of Lender in the Collateral shall have been taken in accordance with the terms and provisions of the Collateral Security Documents. The Lien of Lender in the Collateral shall be valid and enforceable and the Collateral shall be subject to no other Liens.

(xii)                             Material Adverse Effect. No Material Adverse Effect shall have occurred.

(w)                               Independence of Covenants. All covenants and defaults contained in this Note and the other Loan Documents shall be given independent effect. If a particular action or condition is not permitted by any covenant in this Note, then the fact that such action or condition would be permitted by an exception to (or would otherwise be within the limitations of) another covenant in this Note shall not avoid the occurrence or existence of a Default or Event of Default if such action is taken or if such condition exists.

12.                                 Representations and Warranties. Borrower hereby represents and warrants to and for the benefit of Lender as follows:

(a)                                  Organization and Good Standing. Each of Borrower and each of its Subsidiaries (1) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (2) has all requisite limited liability company power to own its properties and to conduct its business as now conducted and as currently proposed to be conducted, and (3) is duly qualified to conduct business as a foreign limited liability company and is currently in good standing in each state and jurisdiction in which it conducts business, except where failure to be duly qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Power and Authority. Borrower has all requisite limited liability company power and authority under applicable law and under its Organizational Documents to execute, deliver and perform its obligations under the Loan Documents.

(c)                                  Validity and Legal Effect. This Note constitutes, and the other Loan Documents to which Borrower is a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of Borrower enforceable against it in accordance with the terms thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and except as limited by general principles of equity.

(d)                                 No Violation of Laws or Agreements. The execution, delivery and performance by Borrower of the Loan Documents (1) will not violate or contravene any material provision of any material law, rule, regulation, administrative order or judicial decree (federal, state or local), (2) will not violate or contravene any provision of the Organizational Documents of Borrower or any of its Subsidiaries, (3) will not result in any material breach or violation of (or constitute a material default under) any material agreement or instrument by which Borrower or any of its Subsidiaries or any of their respective assets or property may be bound, and (4) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any assets or properties of Borrower or any of its Subsidiaries, whether such assets or properties are now owned or hereafter acquired.

(e)                                  Accuracy of Financial Information. All financial statements previously furnished to Lender concerning the financial condition and operations of Borrower and it Subsidiaries: (1) fairly present in all material respects the financial condition of the organization covered thereby as of the dates and for the periods covered thereby, (2) disclose all material liabilities (contingent and otherwise) of Borrower and its Subsidiaries, and (3) with respect to financial statements prepared by or on behalf of Borrower and its Subsidiaries, have been prepared in accordance with GAAP consistently applied.

13.                                 Definitions. For purposes of this Note, the following terms have the following corresponding meanings:

(a)                                  “ABE Fairmont” means ABE Fairmont, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

(b)                                 “Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to “control” another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each Person who owns or controls 5% or more of any class or series of any equity interest of such Person will be deemed to be an Affiliate of a Person. Notwithstanding the foregoing, in no event shall Lender or any of its Affiliates be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

(c)                                  “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, and the Bankruptcy Rules promulgated thereunder, as amended.

(d)                                 “Borrower” means Advanced BioEnergy, LLC, a Delaware limited liability company, having its principal and chief executive office at the address specified in Section 25, and any successor or authorized assignee of any thereof.

(e)                                  “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks under the laws of the States of Minnesota or New York are authorized or required to be closed.

(f)                                    “Capital Leases” means all leases that have been or should be recorded as capitalized leases in accordance with GAAP.

(g)                                 “Change of Control” means shall mean the occurrence of an event, or series of events, which shall lead, or has led to (a) any “person” or any syndicate or group deemed a “person” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of 30% or more of the voting power of the voting stock of Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Borrower (whether or not such securities are then currently convertible or exercisable), or (b) during any period of 2 consecutive calendar years, individuals who at the beginning of such period constituted the board of directors (or similar governing body) of Borrower cease for any reason (other than death, disability or expiration of term) to constitute a majority of the board of directors (or similar governing body) of Borrower then in office unless such new directors (or similar) were elected by the directors (or similar) of Borrower who constituted the board of directors (or similar governing body) of Borrower at the beginning of such period, or (c) the failure of Borrower to own 100% of the equity interests of each of its Subsidiaries on a fully-diluted basis.

(h)                                 “CoBank Loan Documents” means, collectively, (i) that Master Loan Agreement dated as of November 20, 2006 between Farm Credit Services of America, FLCA (“Farm Credit”) and ABE Fairmont as amended by an Amendment dated on or about October 5, 2007 (the “11/20/06 MLA”), as further amended and supplemented by that (1) Construction and Term Loan Supplement to the MLA dated as of November 20, 2006 between Farm Credit and ABE Fairmont with respect to a construction and term loan in an amount not to exceed $6,500,000, as amended by the Amendment to such Supplement dated on or about October 5, 2007 between Farm Credit and ABE Fairmont, (2) Construction and Revolving Term Loan Supplement to the MLA dated as of November 20, 2006 and effective as of June 1, 2007 between Farm Credit and ABE Fairmont with respect to a construction and revolving term loan commitment in an amount not to exceed $4,000,000, as amended by the Amendment to such Supplement entered into on or about October 5, 2007 between Farm Credit and ABE Fairmont, (3) Disbursing Agreement dated as of November 1, 2006 among ABE Fairmont, Farm Credit, CoBank, ACB (“CoBank”) and Homestead Escrow and Exchange Co., (4) Administrative Agency Agreement dated as of November 20, 2006 among Farm Credit, CoBank and ABE Fairmont, and (5) Statused Revolving Credit Supplement dated on or about October 5, 2007 between ABE Fairmont and Farm Credit; and (ii) that Master Loan Agreement dated as of February 17, 2006 between Farm Credit and Borrower (the “2/17/06 MLA”), as amended and supplemented by that (1) Construction and Term Loan Supplement dated as of February 17, 2006 between Farm Credit and ABE Fairmont with respect to a construction and term loan in an amount not to exceed $58,500,000, (2) Construction and Revolving Loan Supplement dated as of February 17, 2006 between Farm Credit and ABE Fairmont with respect to a construction and revolving term loan in an amount not to exceed at any one time outstanding  $21,000,000, (3) Statused Revolving Credit Supplement dated as of February 17, 2006 between Farm Credit and ABE Fairmont with respect to a revolving credit facility in an available amount not to exceed at any one time outstanding $5,000,000 as amended by the Amendment dated on or about October 5, 2007, (4) Administrative Agency Agreement dated as of February 17, 2006 among Farm Credit, CoBank and Borrower, ABE Fairmont, (5) Amendment to Master Loan Agreement dated as of April 11, 2006 between Farm Credit and Borrower, (6) that Security Agreement dated February 17, 2006 between Borrower and Farm Credit, and (7) that Deed of Trust and Assignment of Rents dated February 17, 2006 by Borrower in favor of Farm Credit, all of Borrower’s obligations and liabilities under the 2/17/06 MLA, as amended, having been assumed by ABE Fairmont pursuant to Section 25 of the 11/20/06 MLA and Borrower having been discharged from its obligations under the 2/17/06 MLA, as amended, pursuant to that letter agreement dated November 10, 2006 between Farm Credit and Borrower, as the 2/17/06 MLA has been further amended by that (x) Amendments to the Construction and Term Loan Supplement dated as of November 20, 2006 and on or about October 5, 2007 between Farm Credit and ABE Fairmont and (y) Amendments to the Construction and Revolving Term Loan Supplement dated as of November 20, 2006 and on or about October 5, 2007 between Farm Credit and ABE Fairmont, together with all amendments, supplements, agreements, documents, exhibits, schedules and certificates contemplated thereby or entered into in connection with any of the foregoing.

(i)                                     “Collateral” means the collateral security committed to Lender under the Collateral Security Documents executed by Borrower in favor of Lender pursuant to this Note from time to time and/or pursuant to all similar or related documents and agreements from time to time, all as amended, modified, supplemented or restated and in effect from time to time.

(j)                                     “Collateral Security Documents” means, individually and collectively, (1) the Membership Interest Pledge Agreement, all financing statements filed pursuant thereto, and all other instruments (including membership interest certificates) and other executed and/or delivered pursuant thereto and (2) any additional documents granting security to Lender pursuant to this Note or required or delivered in connection with any other Loan Document, all as amended modified, supplemented or restated and in effect from time to time.

(k)                                  “Default” means any event or circumstance that with the giving of notice or the passage of time (or both) would constitute an Event of Default.

(l)                                     “Dollar” or “$” means U.S. dollars.

(m)                               “ECM Loan Documents” means, collectively, that (i) Note Purchase Agreement dated as of April 20, 2007 between Borrower and Ethanol Investment Partners, LLC (“EIP”), (ii) the 15% Subordinated Convertible Promissory Note issued by Borrower to EIP on April 27, 2007 in the original principal amount of $10,000,000, and (iii) the 15% Subordinated Convertible Promissory Note issued by Borrower to EIP on June 20, 2007 in the original principal amount of $15,929,436, together with all amendments, supplements, agreements, documents, exhibits, schedules and certificates contemplated thereby or entered into in connection with any of the foregoing.

(n)                                 “Environmental Control Statutes” means all federal, state and local laws, statutes, rules, ordinances, regulations (as implemented and as interpreted), judgments, decrees, orders, licenses, permits and rules governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products or otherwise pertaining to the protection of human health, safety or the environment or natural resources.

(o)                                 “Equity Interests” means shares of capital stock, partnership interests, membership interests or units in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

(p)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)                                 “Event of Default” means the occurrence of any one or more of the following events:  (1) if any payment of principal, interest, fees, expenses, indemnities or other sums payable to Lender under any Loan Document is not received by Lender in immediately available funds on the date such payment is due and payable and, except with respect to principal payments, such failure to receive such payment in immediately available funds continues for 3 Business Days after the due date therefor; (2) if any representation, warranty or other statement made in any Loan Document or in any financial statement or written report provided to Lender by or on behalf of Borrower or ABE Fairmont (or otherwise furnished in connection herewith) when made was misleading or incorrect in any material respect; (3) if Borrower or ABE Fairmont defaults in the full and timely performance when due of any other covenant or agreement contained in any Loan Document, and such default remains uncured for 15 Business Days after the earlier of the date that Lender notifies Borrower thereof or the date that Borrower or ABE Fairmont otherwise acquires knowledge or should have acquired knowledge thereof; (4) if Borrower or ABE Fairmont fails or refuses to make any required payment (whether as principal, interest or otherwise) with respect to any indebtedness for borrowed money in excess of $1,000,000 (or with respect to any guaranty or reimbursement obligation of any such indebtedness) prior to the expiration of any applicable grace period with respect to such payment, or if any such indebtedness for borrowed money is accelerated prior to its express maturity as a result of any default thereunder; (5) if Borrower or any of its Subsidiaries (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; or (ii) is adjudicated insolvent or bankrupt in any Insolvency Proceeding; or (iii) admits in writing an inability to pay its debts; or (iv) comes under the authority of a custodian, receiver or trustee (or one is appointed for substantially all of its property); or (v) makes an assignment for the benefit of creditors; or (vi) has commenced against it any proceeding (including any Insolvency Proceeding) under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors that is either not contested or if contested is not dismissed or stayed within 60 calendar days after the commencement thereof; or (vii) commences or institutes any proceeding (including any Insolvency Proceeding) under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors; or (viii) calls a meeting of creditors with a view to arranging a composition or adjustment of debt; or (ix) by any act or failure to act that indicates consent to, approval of or acquiescence in any of the foregoing; (6) if (i) any judgment, writ, warrant, attachment or execution or similar process that calls for payment or presents liability in excess of $250,000 is rendered, issued or levied against Borrower or ABE Fairmont or any of their respective properties or assets or (ii) any final, non-appealable arbitration award that calls for payment or presents liability in excess of $250,000 is rendered, issued or levied against Borrower or ABE Fairmont or any of their respective properties or assets, and in either case such liability is not paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within 60 calendar days after it is rendered, issued or levied; (7) (i) if the security interest or lien in any of the Collateral with a fair market value exceeding collectively $250,000 at any time does not constitute a legal, valid and enforceable security interest or lien in favor of Lender or shall cease to have the priority contemplated by the Collateral Security Documents otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lender, or (ii) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Borrower or any of its Subsidiaries or any of their respective equity holders, or any Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; (8) Borrower or any of its Subsidiaries fails to observe or perform any agreement or condition under the CoBank Loan Documents beyond the expiration of any applicable grace period, or any default or other event occurs (unless such default or event is waived in writing in accordance with the terms thereof), the effect of which default or other event is to cause, or to permit the holder or holders of the Indebtedness under the CoBank Loan Documents to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; (9) Borrower or any of its Subsidiaries fails to observe or perform any agreement or condition under the Wells Fargo Documents beyond the expiration of any applicable grace period, or any other default or other event occurs (unless such default or event is waived in writing in accordance with the terms thereof), the effect of which default or other event is to cause, or to permit the holder or holders of the Indebtedness under the Wells Fargo Documents to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; (10) Borrower or any of its Subsidiaries fails to observe or perform any agreement or condition under the ECM Loan Documents beyond the expiration of any applicable grace period, or any other default or other event occurs (unless such default or event is waived in writing in accordance with the terms thereof), the effect of which default or other event is to cause, or to permit the holder or holders of the Indebtedness under the ECM Loan Documents to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; (11) so long as the Warrant is held by Lender or any of its Affiliates, (i) any representation, warranty or other statement made in the Warrant when made shall be misleading or incorrect in any material respect; or (ii) Borrower defaults in the full and timely performance when due of any covenant or agreement contained in the Warrant, and such default remains uncured for 15 Business Days after the earlier of the date that Lender notifies Borrower thereof or the date that Borrower otherwise acquires knowledge or should have acquired knowledge thereof; and/or (12) if a Material Adverse Effect has occurred.

(r)                                    “GAAP” means generally accepted accounting principles from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board, applied on a consistent basis.

(s)                                  “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(t)                                    “Hazardous Materials” includes (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; or (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.),

as amended from time to time, and regulations promulgated thereunder; or (c) any pollutant or contaminant as defined by 42 U.S.C. §9601(33); or (d) any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) the use or presence of which is similarly regulated or prohibited by any Environmental Control Statute.

(u)                                 “Indebtedness” of any Person means, without duplication, (1) all indebtedness of such Person for borrowed money, and (2) all obligations of such Person for the deferred purchase price of property or services (other than trade indebtedness, if and to the extent such indebtedness is incurred in the ordinary course of business for value received which would be shown as a liability on a balance sheet or are required to be set forth in the footnotes to a year-end balance sheet, each prepared in accordance with GAAP, and (3) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (4) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and (5) all obligations of such Person as lessee under Capital Leases to the extent classified as a liability on a balance sheet in accordance with GAAP, and (6) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, and (7) all obligations of such Person in respect of any interest rate or currency swap, cap or other agreement or arrangement designed to provide protection against fluctuations in interest or currency exchange rates, and (8) all Indebtedness of others referred to in clauses (1) through (7) above or clause (9) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person to assure a creditor against loss, and (9) all Indebtedness referred to in clauses (1) through (8) above of another Person secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts, contract rights or inventory) owned by such Person, even though such Person has not assumed or become liable for the payment of such debt; provided that Indebtedness of any Subsidiary of Borrower other than ABE Fairmont shall not be deemed to be Indebtedness of Borrower solely as a result of a non-recourse pledge by Borrower of its Equity Interest in such Subsidiary and/or its intercompany receivables from such Subsidiary in order to secure such Indebtedness, and (10) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and (11) all payment obligations of such Person to former owners of businesses which were acquired by such Person which are in the nature of deferred purchase price or earn-out. For the purposes of the Agreement, the term “Indebtedness” shall exclude any effects of the application of FASB 150.

(v)                                 “Insolvency Proceeding” means (1) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (2) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of case (1) and (2) undertaken under federal, state or foreign law, including the Bankruptcy Code.

(w)                               “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), reversionary or reclamation interest, charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

(x)                                   “Loan Documents” means this Note, the Collateral Security Documents and all other documents, agreements and certificates (inclusive of all schedules and exhibits thereto) from time to time entered into or delivered in connection herewith or therewith or pursuant hereto or thereto, all as may be amended, modified and supplemented from time to time.

(y)                                 “Material Adverse Effect” means, relative to any occurrence of whatever nature, a change that has, causes or could reasonably be expect to have or cause a material adverse change to or a materially adverse effect on:  (1) the business, assets, revenues, financial condition, operations or prospects of Borrower, or of Borrower and its Subsidiaries, taken as a whole, (2) the ability of Borrower or any of its Subsidiaries to perform any of its payment obligations when due or to perform any other material obligations under any Loan Document or (3) any right, remedy, benefit or collateral in favor of Lender under any Loan Document.

(z)                                   “Maturity Date” has the meaning set forth in Section 2.

(aa)                            “Net Cash Proceeds” means the cash proceeds or, with respect to non-cash transactions, the cash equivalent of the fair market value of any equity or debt issuance, asset disposition or asset condemned or subject to insurance proceeds in each case net of (as applicable) (1) reasonable commissions and expenses actually paid to unrelated third parties in connection with such transaction, (2) taxes actually due from Borrower as a direct result of such transaction and (3) in the case of asset dispositions, commercially reasonable reserves established in respect of post-closing purchase price adjustments and indemnification and other contingent liabilities arising in connection with such asset dispositions.

(bb)                          “Note” means this Secured Term Loan Note as amended, modified, renewed, extended and/or restated from time to time in accordance with the terms hereof.

(cc)                            “Obligations” means all loans, advances, debts, liabilities and obligations (including reimbursement obligations), for monetary amounts owing by Borrower to Lender, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, of any kind or nature, present or future, arising under or in respect of this Note or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement against Borrower of any Insolvency Proceeding under the Bankruptcy Code), reasonable fees, including any and all arrangement fees, delivery fees, loan fees, commitment fees, agent fees and any and all other reasonable fees, expenses, costs or other sums (including reasonable attorneys fees) chargeable to Borrower under any of the Loan Documents.

(dd)                          “Organizational Documents” means, relative to any entity, its certificate or articles of incorporation or organization or formation, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity.

(ee)                            “Paid in Full” and “Payment in Full” mean, with respect to the Obligations, all amounts owing with respect thereto (including any interest accruing thereon after the commencement of any Insolvency Proceeding against Borrower, whether or not allowed as a claim against Borrower in such Insolvency Proceeding, but excluding as yet unasserted contingent obligations), have been fully, finally and completely paid in cash.

(ff)                                “Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

(gg)                          “Subsidiary” of any Person or entity means any Person as to which such other Person or entity (a) directly or indirectly owns, controls or holds 50% or more of the outstanding beneficial interest or (b) is otherwise required in accordance with GAAP to be considered as part of a consolidated organization.

(hh)                          “Tax Distributions” means any dividend or distribution paid in accordance with Section 11(k) to any holder of membership interests of Borrower to the extent that such funds are distributed to provide cash or other assets to such holder in order to pay such holder’s federal, state and local income tax liabilities for such year (determined based upon a combined marginal rate of 40%) that is directly attributable to such holder as a direct result of the amount of income and gain (net of allowable deductions, losses and credits) of Borrower.

(ii)                                  “Warrant” means the Warrant to Purchase Units issued by Borrower on the date hereof to Lender.

(jj)                                  “Wells Fargo Loan Documents” means, collectively, (i) that Loan and Trust Agreement dated as of April 1, 2006 (the “4/1/06 Loan Agreement”) among Borrower, County of Fillmore, State of Nebraska, as issuer (“Issuer”), and Wells Fargo Bank, N.A., as trustee (“Trustee”), as Borrowers obligations and liabilities under the 4/1/06 Loan Agreement have been assigned to and assumed by ABE Fairmont pursuant to that Assignment and Assumption Agreement dated as of November 14, 2006 among Borrower, ABE Fairmont, Issuer and Trustee, (ii) that  Promissory Note dated April 27, 2007 among Borrower, issuer and Trustee, (iii) that Subordinate Deed of Trust and Construction Security Agreement by Borrower in favor of Trustee, (iv) that Tax Regulatory Agreement dated as of April 27, 2006 from Borrower and Issuer to Trustee and (v) that Continuing Disclosure Agreement as of dated April 1, 2006 between Borrower and Trustee, together with all amendments, supplements, agreements, documents, exhibits, schedules and certificates contemplated thereby or entered into in connection with any of the foregoing.

14.                                 Selected Rights and Remedies Upon Event of Default. Upon the occurrence and during the continuation of any Event of Default, with notice thereof to Borrower (unless an Event of Default described in clause (5) of the definition of “Event of Default” has occurred, in which case acceleration will occur automatically with respect to the entire indebtedness and without any notice), Lender may declare all or any portion of the indebtedness under any Loan Document to be immediately due and payable. Upon the occurrence and during the continuation of any Event of Default, Lender shall have the immediate right to enforce and realize upon any collateral security (including all or any portion of the Collateral) for the Obligations hereunder in any manner or order that Lender deems expedient without regard to any equitable principles of marshalling or otherwise. Lender shall have and be entitled to all of the rights, remedies, benefits and powers of enforcement with respect hereto that are available to a holder of a negotiable instrument under Article 3 of the Uniform Commercial Code, and any subsequent transferee of Lender shall have and be entitled to all of the rights, remedies, benefits and powers of enforcement with respect hereto that are available to a holder in due course of a negotiable instrument under Article 3 of the Uniform Commercial Code (provided that such transferee acquired this Note in good faith, for value and without actual notice of a claim or defense hereunder by Borrower). In addition to any rights granted hereunder or in any other Loan Document, Lender shall also have all other rights and remedies permissible under any applicable law (including creditor rights and the rights of a secured party under the Uniform Commercial Code), and all such rights and remedies shall be cumulative in nature.

15.                                 Indemnification, Reliance and Assumption of Risk. Without limiting any other indemnification in any Loan Document, Borrower hereby agrees to defend Lender (and its directors, officers, employees, agents, representatives, counsels and Affiliates) (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, interests, judgments, or costs (including reasonable fees and disbursements of counsel) incurred by any of them arising out of or in any way connected with any Loan Document, except for losses resulting directly from such Person’s own gross negligence or willful misconduct. Expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking from such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to indemnification. Borrower’s obligations provided for in this Section 15 will survive any termination of this Agreement, and the repayment of the outstanding balances hereunder. Without limiting the generality of the foregoing, Borrower hereby agrees to indemnify, defend and hold harmless each Indemnitee from and against, any and all losses, liabilities, claims, damages (including, without limitation, natural resource damages), interests, judgments, fines, penalties, liens or costs (including reasonable fees and disbursements of counsel and consultants) resulting from or relating to any of the following:  (1) the storage, holding, existence, migration, release (as defined by CERCLA), threat of release, disposal, treatment, generation, processing, abatement, handling or transportation of any Hazardous Materials (collectively “Environmental Activity”) at, on, under, from or in the vicinity of any property presently or formerly owned, leased or operated by Borrower; and (2) any violation or alleged violation of Environmental Control Statutes by Borrower at any property presently or formerly owned, leased or operated by Borrower; and (3) any investigation, inquiry, notice, order (including consent orders, agreements and decrees), hearing, action, proceeding, demand, directive, fine, penalty, lien or claim instituted, asserted or threatened by any Person in connection with any Environmental Activity or Environmental Control Statute relating to Borrower or any portion of any property presently or formerly owned, leased or operated by Borrower; and (4) any off-site transportation, treatment, storage or disposal or Hazardous Materials generated at or transported from any property presently or formerly owned, leased or operated by Borrower.

16.                                 Selected Waivers and Consents by Borrower. Borrower hereby waives diligence, presentment, protest, demand for payment, notice of protest and non-payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, payment, performance, default, acceleration or enforcement of this Note. Borrower, in addition, hereby consents (without the necessity of prior notice) to any extensions of time, renewals, releases of any party hereto or guarantor hereof, waivers and/or modifications in connection herewith that may be granted or consented to by Lender from time to time. Borrower also waives any defenses (other than the defense of full unconditional payment) and rights of discharge to its obligations hereunder that it may have or may hereafter acquire based upon suretyship or impairment of collateral (including lack of attachment or perfection with respect thereto).

17.                                 Waivers by Lender and Severability. To be effective, any waiver by Lender must be expressed in a writing executed by Lender. If Lender waives any term, right or remedy arising hereunder or under any applicable law, then such waiver will not be deemed to be a waiver (1) upon any later occurrence or recurrence of any events giving rise to the earlier waiver or (2) as to any other Person. No failure or delay by Lender to insist upon the strict performance of any Loan Document, or to exercise any right or remedy, will constitute a waiver of compliance with any term, condition, covenant or agreement, or preclude Lender from exercising any right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under any Loan Document, Lender will not be deemed to waive the right either to require prompt payment when due of all other amounts payable under any Loan Document or to declare an Event of Default for failure to effect such prompt payment of any such other amount. If fulfillment of any provision hereof at the time performance is due involves transcending the limit of validity prescribed by applicable law, then (ipso facto) the obligation to be fulfilled shall be reduced to the limit of such validity. If any clause or provision hereof operates or would prospectively operate to invalidate this Note in whole or in part, then such clause or provision only shall be void (as though not contained herein), and the remainder of this Note shall remain operative and in full force and effect; provided, however, if any such clause or provision pertains to the repayment of any indebtedness hereunder, then the occurrence of any such invalidity shall constitute an immediate Event of Default hereunder.

18.                                 Reinstatement. To the maximum extent not prohibited by applicable law, this Note (and the Obligations hereunder and Collateral therefor) will be automatically reinstated and the indebtedness correspondingly increased (as though such payments had not been made) if at any time any amount received by Lender in respect hereof is rescinded or must otherwise be restored, refunded or returned by Lender to Borrower or other Person for any reason, including (a) as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Person, or (b) as a result of the appointment of any receiver, intervenor, conservator, trustee or similar official for any Person or for any part of the assets of any Person.

19.                                 Assignability. Borrower shall not assign or delegate any of its obligations, duties, rights or benefits hereunder or under any other Loan Document without the prior written consent of Lender. Lender (and its successors or assigns), at any time and from time to time, may assign, transfer, participate, syndicate, delegate and/or pledge all or any part of its obligations, duties, rights and benefits under this Note and the other Loan Documents without the consent of Borrower.

20.                                 Conflicts Among Loan Documents. In the event of any irreconcilable conflict between the terms and conditions of this Note and the terms and conditions of any other Loan Document, then the terms and conditions of this Note shall govern.

21.                                 Relationship with Prior Agreements. This Note, together with the other Loan Documents and the Warrant, completely and fully supersedes all oral agreements and all other and prior written agreements by and among Borrower and Lender concerning the terms and conditions of this credit arrangement.

22.                                 Severability. If fulfillment of any provision of or any transaction related to any Loan Document at the time performance is due involves transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.  If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement or any other Loan Document in whole or in part, then such clause or provision only shall be void (as though not contained herein or therein), and the remainder of this Agreement or such other Loan Document shall remain operative and in full force and effect; provided, however, if any such clause or provision pertains to the repayment of any indebtedness hereunder, then the occurrence of any such invalidity shall constitute an immediate Event of Default hereunder.

23.                                 No Fiduciary Relationship. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower or any of its Affiliates by Lender and Lender shall not be deemed to be a partner, joint venturer or co-venturer with Borrower by reason of this Agreement or the transaction contemplated hereunder.

24.                                 Secured Note. The full amount of this Note is secured by the Collateral identified and described as security therefor in the Collateral Security Documents and the other Loan Documents.

25.                                 Notices. Any notice or other communication required or permitted in connection with the Loan Documents will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

If to Borrower:	Advanced BioEnergy, LLC
10201 Wayzata Blvd., Suite 250
Minneapolis, MN 55305
Attn: Revis L. Stephenson III, Chief Executive Officer
Facsimile No.: (763) 226-2728

If to Lender:	PJC Capital LLC
c/o Piper, Jaffray & Co.
1950 University Avenue, Suite 200
Menlo Park, CA 94303
Attention: Scott R. La Rue, Managing Director
Facsimile: (650) 838-1419

Any party to a Loan Document may change its address or other contact information for notice purposes by giving notice thereof to the other parties to such Loan Document in accordance with this Section 25, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party’s designated number, or (c) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (d) if otherwise delivered, then upon actual receipt.

26.                                 Jurisdictional and Related Consents. Any litigation in any way related to this Note, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender or Borrower shall be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement hereof against Borrower or any property may also be brought (at Lender’s option) in the courts of any other jurisdiction where such property may be found or where Borrower may be subject to personal jurisdiction. Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with such litigation. Borrower further irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the State of New York. Borrower hereby expressly and irrevocably waives (to the fullest extent permitted by law) any objection that it at any time may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

27.                                 Jury Trial Waiver. Lender and Borrower each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in any way related to this Note or any of the Loan Documents or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender or Borrower.

28.                                 Governing Law and Binding Effect. This Note and the other Loan Documents are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Note and the other Loan Documents are governed as to their validity, interpretation, construction and effect by the laws of the State of New York (without giving effect to the conflicts of law rules of such state).

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IN WITNESS WHEREOF, Borrower has executed this Secured Term Loan Note on the day and year first written above.

BORROWER:

ADVANCED BIOENERGY, LLC

			By:	/s/ Revis L. Stephenson III
				Name:	Revis L. Stephenson III
				Title:	Chairman & CEO

ACCEPTED:

PJC CAPITAL LLC

By:	/s/ Scott LaRue
	Name:	Scott LaRue
	Title:	MD